Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement No. 333-297423 on Form F-1 of YPF Energía Eléctrica S.A. of our report dated May 12, 2026 (June 23, 2026 as to shareholders’ resolution events described in Note 33.6), relating to the consolidated financial statements of YPF Energía Eléctrica S.A. as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025, appearing in the Registration Statement.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte & Co. S.A.

City of Buenos Aires, Argentina

July 23, 2026